EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FOURTH QUARTER AND YEAR END RESULTS, QUARTERLY CASH DIVIDEND AND NEW STOCK REPURCHASE PROGRAM.

Broomall, Pennsylvania.  January 29, 2009 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter and year ended December 31, 2008.  The Company also announced that its Board of Directors has declared a quarterly cash dividend on the common stock of the Company of $.03 per share, payable on February 20, 2009 to the shareholders of record at the close of business on February 6, 2009.  Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that “this dividend is consistent with our policy to consider multiple factors such as earnings and capital position along with economic conditions.  Given the strength of our capital, our board believes it is prudent to continue dividend payments up to 100% of earnings at this time.”

The Company reported net income of $222,000 or $.03 per share for the quarter ended December 31, 2008 as compared to a net loss of $197,000 or $.03 per share for the quarter ended December 31, 2007.  Net interest income increased $215,000 or 8.5% to $2.7 million and other income totaled $322,000 for the quarter ended December 31, 2008, as compared to a loss of $514,000 in the same period in 2007.  Other expenses increased $143,000 or 5.9% to $2.6 million and the provision for loan losses increased $285,000 and the provision for income taxes increased $204,000 for the quarter ended December 31, 2008, as compared to the same period in 2007.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits which was partially offset by a decrease in interest income.  The increase in other income was primarily due to an $860,000 impairment charge on the Company’s investment in mutual funds in 2007.  The increase in other expenses primarily resulted from increases in salaries and employee benefits as well as advertising and marketing costs.  The increase in the provision for loan losses was primarily due to an increased level of nonperforming loans.

For the year ended December 31, 2008, net income amounted to $605,000 or $.09 per diluted share as compared to $1.1 million or $.15 per diluted share for the year ended December 31, 2007.  Net interest income increased $500,000 or 4.8% to $10.8 million while other income decreased $243,000 or 50.2%.  Other expenses increased $495,000 or 5.0% to $10.3 million and the provision for loan losses increased $465,000 while the provision for income taxes decreased $254,000 for the year ended December 31, 2008 as compared to the same period in 2007.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits which was partially offset by a decrease in interest income.  The decrease in other income was primarily due to a $157,000 realized loss on sale of securities and a $22,000 increase in impairment charges on securities in 2008 both of which were related to the Company’s investment in certain mutual funds.  In August 2008, these mutual funds were sold at fair value to Alliance Mutual Holding Company.  The increase in other expenses primarily resulted from increases in salaries and employee benefits, occupancy and equipment expenses and advertising and marketing costs.

The Company’s total assets decreased $356,000 or 0.1% to $424.1 million at December 31, 2008 as compared to $424.5 million at December 31, 2007.  Cash and cash equivalents decreased $13.8 million or 32.7% to $28.3 million at December 31, 2008.  Investment and mortgage-backed securities decreased $9.5 million or 9.2% to $94.0 million at December 31, 2008.  Net loans receivable increased $21.5 million or 8.4% to $278.4 million at December 31, 2008.  Customer deposits increased $913,000 or 0.3% to $331.7 million at December 31, 2008 from $330.8 million at December 31, 2007. Total stockholders’ equity decreased $2.6 million or 5.0% to $48.9 million or 11.5% of total assets at December 31, 2008.  The decrease in total stockholders’ equity was primarily due to $2.4 million of stock repurchases in accordance with the Company’s stock repurchase program.

Nonperforming assets increased $4.9 million to $7.0 million or 1.65% of total assets at December 31, 2008 as compared to $2.1 million or 0.49% of total assets at December 31, 2007.  Such increase was primarily due to a $3.1 million increase in nonperforming commercial real estate loans.  These loans are secured by properties located in the Company’s primary lending area.  The nonperforming assets at December 31, 2008 included $2.5 million in single-family residential real estate loans, $3.5 million in commercial real estate loans, $897,000 in real estate construction loans and $75,000 in consumer loans.  The allowance for loan losses was $3.2 million or 45.3% of nonperforming loans at December 31, 2008 as compared to $2.8 million or 135.0% of nonperforming loans at December 31, 2007.

In January 2008, the Company commenced a one year program to repurchase up to 325,125 shares, or 10% of the outstanding common stock other than shares owned by Alliance Mutual Holding Company.  President Cirucci stated that, “Alliance Bancorp has repurchased 267,324 shares or 8.2% of the outstanding minority shares since February 1, 2008 through our stock repurchase program.”  Mr. Cirucci added that “we continue to believe that an investment in our stock at current market prices is in the shareholders’ best interests and I am pleased to announce that the Board of Directors has authorized a new program for the repurchase of up to 292,612 shares, or 10% of the outstanding common stock other than shares owned by Alliance Mutual Holding Company.”  This new program will commence upon the completion of the current stock repurchase program.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest income	$5,480	$6,113	$22,543	$24,340
Interest expense	2,740	3,588	11,702	13,999
Net interest income	2,740	2,525	10,841	10,341
Provision for loan losses	330	45	585	120
Other income (loss) (1)	322	(514)	241	484
Other expenses	2,582	2,439	10,303	9,808
Income (loss) before income taxes	150	(473)	194	897
Income tax expense (benefit) (2)	(72)	(276)	(411)	(157)
Net income (loss)	$222	$(197)	$605	$1,054

Basic and diluted earnings (loss) per share	$0.03	$(0.03)	$0.09	$0.15

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(1) Other income (loss) includes pre-tax impairment charges on securities and realized losses on sale of securities of $-0- and $1.039 million for the three and twelve months ended December 31, 2008 and $860,000 for the three and twelve months ended December 31, 2007.

(2) Income tax expense (benefit) includes a $-0- and $353,000 benefit related to the impairment charges on securities and realized losses on sale of securities for the three and twelve months ended December 31, 2008 and $292,000 for the three and twelve months ended December 31, 2007.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	At December 31,
	2008	2007
Total assets	$424,110	$424,466
Cash and cash equivalents	28,308	42,079
Investment and mortgage-backed securities	93,991	103,493
Loans receivable - net	278,437	256,932
Deposits	331,701	330,788
Borrowings	37,198	37,042
Total stockholders' equity	48,899	51,458